Exhibit 99.3

POWER OF ATTORNEY

The undersigned hereby appoints Emily Pankow his true and lawful attorney-in fact and agent to execute and file with the U.S. Securities and Exchange Commission any Schedule 13D, any amendments thereto (the “Schedule 13D”), and any documentation related to the Schedule 13D which may be required to be filed in his individual capacity, or as an executive officer or director, of Red Apple Group, Inc. (“Red Apple Group”), United Acquisition Corp. (“United Acquisition”) and United Refining, Inc. (“United Refining,” and collectively with Red Apple Group and United Acquisition, the “Corporations”), as a result of the undersigned’s beneficial ownership of securities of 1stdibs.com, Inc. (“DIBS”) directly or indirectly beneficially owned by the undersigned or the Corporations, or any of their respective affiliates, and granting unto said attorney-in-fact and agent full power and authority with respect to the Schedule 13D to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Emily Pankow under this Power of Attorney shall solely be in connection with the Schedule 13D related to the undersigned’s and the Corporations’ beneficial ownership of securities of DIBS and continue with respect to the undersigned until revoked in writing.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 21st day of November 2025.

JOHN A. CATSIMATIDIS JR.

/s/ John A. Catsimatidis Jr.

JOHN A. CATSIMATIDIS

/s/ John A. Catsimatidis